Exhibit 10.18

MUTUAL COOPERATION AGREEMENT

This Agreement (the “Agreement”), entered into as of the date shown on the signature page hereof, is between VARTA Microbattery, Inc., located at 1311 Mamaroneck Avenue, Suite 120, White Plains, NY 10605 hereinafter referred to as “Varta” or “VMI”, and SUN ENERGY SOLAR Inc., located at 6408 Parkland Drive, Suite 104, Sarasota, FL 34243, hereinafter referred to as “Sun Energy” or “SESI”,

It is agreed by and between the parties that:

1.	Cooperation

Varta and Sun Energy will work together in order to develop various commercial and industrial products (the “Solar Products”). The Solar Products will be wholly owned by Sun Energy and will combine Sun Energy’s technologies and core competencies with Varta’s battery and power supply expertise.

2.	Varta’s Responsibilities

During the entire term of this Agreement, Varta shall:

•	Provide Sun Energy with batteries and all battery related design support, information and technical assistance that are required to develop the Solar Products.

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Develop and perform customized tests that will optimize the design efficiencies of the Solar Products, These tests will inspect and evaluate the Solar Products and the batteries. The tests shall conform to applicable governmental requirements, and the tests will serve to validate the performance, the life expectancy, and the safety of the battery(ies) and the Solar Products that the battery(ies) are powering.

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Provide Sun Energy with five (5) samples of the newest battery technologies free of charge. Varta will provide to SESI the High Temperature Nickel Metal Hydride batteries, the newest generation regular and High Temperature PoLiFlex batteries, and any other technology and/or batteries that could potentially be used in the Solar Products. Varta will promptly provide SESI with all information specific to any new technology or new battery that is in development at Varta. The parties hereto implicitly understand and agree that any information that is shared with the other party in accordance with this Section 2 must be kept strictly confidential.

•	Provide Sun Energy with the newest methods for packaging and interfacing Varta batteries to the Solar Products.

•	Provide to Sun Energy preferential prices on any and all Varta products as follows:

•	Samples – free of charge for initial test purposes; and preferential price for field testing;

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Varta will allow Sun Energy to purchase Varta batteries and any other Varta products directly from Varta at the lowest price that is available to any Varta customer, regardless of size or relationship with Varta;

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Varta will provide to Sun Energy a price list for all Varta batteries for Sun Energy design purposes that includes 10K, 100K and greater than 500K quantity pricing. This document will be kept strictly confidentinal. Varta will provide an updated version to Sun Energy whenever the document is internally updated by Varta.

•	On a regular basis, supply Sun Energy with information concerning performance, pricing and delivery of newly released Varta products.

•	Advise and cooperate with Sun Energy in manufacturing the Solar Products.

•	Inform and advise Sun Energy about all legal safety requirements for transportation, storage and use of batteries (UL, IATA, DOT, etc.).

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Provide presentations, technical and marketing support and make available its highest level technical managers to participate together with Sun Energy personnel, at presentations to major Sun Energy customers.

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Maintain a sufficient inventory of batteries at the Harrisburg, Pennsylvania Varta facility that is dedicated for Sun Energy’s use, and can be promptly delivered to Sun Energy within ten (10) business days of request by Sun Energy (quantities and battery types will be determined and mutually agreed to by and between the two Companies).

3.	Sun Energy Responsibilities

During the entire term of this Agreement Sun Energy shall:

•	Use Varta as its sole battery supplier provided that Varta is competitive in the quality, availability, and price of its batteries.

•	Cooperate with Varta in design, optimization and testing (including field testing) of its products.

•	Make all efforts to respect all legal requirements for transportation, storage and use of batteries including DOT, IATA and UL requirements.

•	Handle and/or assemble batteries in accordance with Varta standards.

4.	Sales and Delivery

Unless otherwise set forth in this Agreement all Products will be sold by VMI to Sun Energy and will be shipped FOB from Varta’s Harrisburg, PA facility. All invoices for Products shipped shall be due and payable within thirty (30) days after the invoice date (which invoice date shall be no earlier than the date that the Varta products are received by Sun Energy). All sales and deliveries of Products by Varta to Sun Energy will be subject to Varta’s standard terms and conditions of sale in force from time to time, except that, in the event of any conflict between such terms and conditions of sale and this Agreement, this Agreement will prevail. Varta reserves the right to change payment terms and to suspend delivery of further Products to Sun Energy, even on orders previously accepted by Varta, if (i) any invoice previously issued by Varta to Sun Energy, which is not in dispute, remains unpaid after its due date.

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5.	Warranty

Varta warrants solely that the Products sold to Sun Energy conform to their respective manufacturing and performance specifications, as published by Varta from time to time. All other warranties, including any warranties for merchantability or fitness for a particular purpose, whether express or implied, are excluded. Any claim for warranty non-conformity must be submitted by Sun Energy to Varta in writing within fifteen (15) days after shipment to Sun Energy, and the sole and exclusive remedies in the event Varta determines that such warranty non-conformity exists will be either the replacement of such non-conforming Products or the refund of the purchase price therefor, as Varta shall elect.

6.	Term

This Agreement shall become effective upon the date indicated on the signature page hereof and will be valid for a period of five (5) years thereafter (the first “Contract Year”) and shall be automatically renewed for successive twelve (12) month Contract Year periods thereafter, unless one or the other party hereto shall terminate this Agreement by written notice to such effect to the other party hereto given at least one hundred twenty (120) days prior to the end of the then current Contract Year.

7.	Termination

Anything in Paragraph 9 to the contrary notwithstanding, either VMI or SESI (the “Terminating Party”) may terminate this Agreement immediately upon written notice to the other party (the “Defaulting Party”) if (i) the Defaulting Party is in breach of any of its obligations under this Agreement and shall have failed to cure such breach within twenty (20) days after written notice of such breach was given by the Terminating Party to the Defaulting Party; or (ii) the Defaulting Party is unable to pay its debts as they become due, or makes an arrangement with creditors; or (iii) the Defaulting Party voluntarily institutes a bankruptcy or insolvency proceeding; or (iv) the Defaulting Party has a bankruptcy or insolvency proceeding instituted against it which is not dismissed within sixty (60) days. It is expressly understood and agreed that neither party hereto is under any obligation to continue this Agreement in effect, nor to continue the legal and contractual relationship established hereunder, after termination of this Agreement in accordance with Paragraph 9 or Paragraph 10. The parties agree that neither party shall be liable to the other for termination or non-renewal of this Agreement in accordance with Paragraph 9 or Paragraph 10, and each party specifically agrees not to hold the other liable for any losses or damages resulting from such termination, including, but not limited to, loss or damage to investments, leases and purchases, whether incurring in connection with the preparation to perform or the performance of this Agreement or in the expectation of its renewal or extension.

8.	Choice of Law

It is expressly agreed that the validity and construction of this Agreement, and the performance hereof and all transactions hereunder, shall be governed by the laws of the State of Florida, except, however, that the United Nations Convention on Contracts for the International Sale of Goods is excluded in its entirety.

9.	Arbitration

Any controversy or claim arising out of or relating to this Agreement, or the negotiation or breach thereof, or any sale or transaction pursuant hereto, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The

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arbitration shall be held in the county of Sarasota, in the state of Florida, and shall be conducted in the English language, and shall be conducted before a single arbitrator who is a licensed lawyer with at least ten (10) years experience in commercial contracts and who is mutually agreeable to VMI and SESI, or if no agreement can be reached, then such a lawyer selected by the American Arbitration Association. Discovery shall be permissible for no more than ninety (90) days after the arbitrator declares the discovery period commenced, and neither party shall be permitted to depose more than four (4) witnesses. The arbitrator shall issue a written reasoned opinion in support of the arbitrator’s award and shall award reimbursement of the attorneys’ and other experts’ fees and disbursements and other costs of arbitration to the prevailing party, in such manner as the arbitrator shall deem appropriate. In addition, the losing party shall reimburse the prevailing party for any reasonable attorneys’ fees and disbursements and court costs incurred by the prevailing party in successfully seeking any preliminary and equitable relief in judicially enforcing any arbitration award.

10.	Notices

All notices, requests, demands and other communications made hereunder shall be in writing and shall be deemed duly given (i) upon personal delivery to an officer of the party to receive such notice; or (ii) one business day after being sent by telefax, provided that a follow-up copy is sent by some means of notice otherwise permitted hereunder within twenty four (24) hours after such notice is sent by telefax; or (iii) two (2) business days after being sent by air courier service, to the address or telefax number for such party to receive such notice set forth on the signature page below, or to such other address or telefax number as such party may designate by notice pursuant to this Paragraph 14 to the other party hereunder.

11.	Indemnification; Insurance

Each party (“Indemnifying Party”) agrees to protect, indemnify and hold harmless the other party, and its employees, agents, officers, directors, successors and assigns (collectively, the “Indemnified Parties”) against any liabilities, losses, claims, costs, expenses, damages, judgments or awards, including reasonable attorneys’ fees and expenses, disbursements and costs of investigation, litigation, settlement, judgment and any applicable interest and penalties (“Losses”) and any threatened Losses which may be suffered or incurred by any of the Indemnified Parties arising out of or as a result of (i) the breach of any representation, warranty, or covenant of the Indemnifying Party contained in this Agreement; or (ii) any negligent act or omission or willful misconduct of the Indemnifying Party or its agents or employees. Sun Energy shall maintain liability insurance, in an amount and with an insurance carrier reasonably satisfactory to Varta, covering the activities of Sun Energy and its employees and agents under this Agreement. Such policy of liability insurance will designate Varta as an additional insured, and will provide that written notice of any cancellation, change, or modification in the coverages, limits, or expiration dates of such policy will be given to Varta at least thirty (30) days prior to the effective date of such cancellation, change or modification.

12.	No Consequential Damages

Anything in this Agreement to the contrary notwithstanding, neither party will be liable to the other, whether directly or in way of indemnification, for any indirect, consequential, special, exemplary, punitive, or other similar damages, including lost profits, whether such claim for recovery of such damages sounds in breach of warranty or other breach of contract, negligence or tort, strict liability, or product liability, or any other theory of recovery, except, however, that each party shall have the obligation to indemnify the other party hereto under Paragraph 15 hereof for any such damages suffered or alleged to have been suffered by an independent third party and asserted against such party.

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13.	Assignment

Sun Energy may not assign all or any part of this Agreement or any of its rights or obligations hereunder to any person or party without the prior written approval of Varta. Varta shall not unreasonably withhold their approval for the assignment of this Agreement by Sun Energy to a third party.

Waiver

No failure on the part of any party to exercise any right under this Agreement, and no delay in exercising any right under this Agreement shall indicate a waiver thereof; nor shall any single or partial exercise of any right under this Agreement preclude any other or further exercise thereof or the exercise of any other right. The waiver of any provision of this Agreement shall not be deemed to constitute the waiver of any other provision.

14.	Fiduciary Obligations

Neither this Agreement nor any right granted under this Agreement is a property right, and neither party owes the other any fiduciary obligation.

15.	Survival

Upon any termination of this Agreement, any obligation of a party accrued on the effective date of such termination of this Agreement shall survive such termination. The provisions of Paragraph 15 in regard to indemnification and insurance shall survive any termination of this Agreement for a period of two (2) years.

16.	Binding Effect

This Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and permitted assigns.

17.	Relationship of Parties

The parties are independent contractors, and not principal and agent and not partners or co-adventurers. Neither party has any power or authority to bind the other, and neither party shall be responsible for the debts and obligations of the other.

18.	Interest

Any amount not paid when due under this Agreement or any sale or other transaction pursuant hereto shall accrue interest until paid at a varying rate equal to the sum of (i) the prime (sometimes called base) rate of interest announced from time to time by Citibank NA plus (ii) two percent (2%).

19.	Entire Agreement; Amendment

This Agreement (and all appendices hereto, which are an integral part hereof) constitute the entire agreement and understanding between the parties; they supersede all prior and simultaneous agreements and understandings, whether written or oral, all of which are hereby expressly terminated and superseded. This Agreement may not be amended except by a writing signed by both parties hereto.

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This Agreement, including its attached Appendices, is accepted by and is binding and enforceable between the following parties as of the 30th day of June, 2006.

By:	SUN ENERGY SOLAR

/s/ R. Craig Hall
Name:	R. Craig Hall	Phone:	941/751-6800
Title:	President	Fax:	941/751-3583
Address:	6408 Parkland Drive, Suite 104, Sarasota, FL 34243	e-mail:	craig.hall@sunenergysolar.com

By:	SUN ENERGY SOLAR

/s/ Bob Fugerer
Name:	Bob Fugerer	Phone:	941/751-6800
Title:	Chief Technology Officer	Fax:	941/751-3583
Address:	6408 Parkland Drive, Suite 104, Sarasota, FL 34243	e-mail:	bob.fugerer@sunenergysolar.com

By:	SUN ENERGY SOLAR

/s/ Matthew A. Veal
Name:	Matthew A. Veal	Phone:	941/751-6800
Title:	Chief Financial Officer	Fax:	941/751-3583
Address:	6408 Parkland Drive, Suite 104, Sarasota, FL 34243	e-mail:	matthew.veal@sunenergysolar.com

VARTA MICROBATTERY INC. (“VMI”)

By:	/s/ Eric Lineman
Name:	Eric Lineman	Phone:	914-570-2241
Title:	Regional Sales Manager East	Fax:	914-345-0488
Address:	1311 Mamaroneck Avenue, Suite 120 White Plains, NY 10605	e-mail:	eric.lineman@varta-microbattery.com

By:	/s/ Julia Palu
Name:	Julia Palu	Phone:	914-570-2241
Title:	National Sales Manager New Technologies	Fax:	914-345-0488
Address:	1311 Mamaroneck Avenue, Suite 120 White Plains, NY 10605	e-mail:	julia.palu@varta-microbattery.com

By:	/s/ Eddie Shaviv
Name:	Eddie Shaviv	Phone:	914-570-2241
Title:	CEO	Fax:	914-345-0488
Address:	1311 Mamaroneck Avenue, Suite 120 White Plains, NY 10605	e-mail:	eddie.shaviv@varta-microbattery.com

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